Exhibit 99 - Press release issued March 29, 2005

1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY RATE CASE SETTLEMENT APPROVED BY THE MICHIGAN PUBLIC SERVICE COMMISSION

PORT HURON, MI, MARCH 29, 2005 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced that the Michigan Public Service Commission (MPSC) has approved a rate case settlement for its Michigan division, SEMCO ENERGY GAS COMPANY.
The MPSC gave final approval on March 29 to the settlement, which is expected to produce an additional $7.113 million in revenue in SEMCO ENERGY’s MPSC-regulated service area. These rate adjustments, effective March 30, 2005, do not affect SEMCO ENERGY’s customers in Battle Creek, MI. Battle Creek rates are regulated by the City Commission of Battle Creek. SEMCO ENERGY filed it rate increase request with the MPSC in December 2004.
A typical residential customer will see an increase of $2.07 a month as a result of the MPSC-approved rate increase, not including natural gas charges. Natural gas charges fluctuate based on market prices and that cost is passed along to customers.
“We appreciate the efforts of the MPSC staff and other parties in the case to work with us to reach this agreement,” said Eugene N. Dubay, Chief Operating Officer of SEMCO ENERGY GAS COMPANY. “This settlement takes into consideration the fact that the cost of doing business is increasing for SEMCO ENERGY, just as it is for other companies, and that rate adjustments are necessary to recover those costs.”
For more detailed information regarding specific rate changes please visit SEMCO ENERGY GAS COMPANY’s web site: www.semcoenergygas.com

SEMCO ENERGY, Inc. distributes natural gas to more than 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.